Exhibit 99.1

Protagonist Reports Second Quarter 2024 Financial Results and Provides Corporate Update

JNJ-2113 Phase 3 ICONIC-LEAD and Phase 3 ICONIC-TOTAL clinical trials in moderate-to-severe plaque psoriasis expected to complete the primary endpoint portion of the studies in Q4 2024

JNJ-2113 Phase 2b ANTHEM clinical trial in moderate-to-severe ulcerative colitis expected to complete the primary endpoint portion of the study in Q4 2024

Rusfertide Phase 2 REVIVE study long-term follow-up data in polycythemia vera presented at European Hematology Association (EHA) 2024; study showed durable hematocrit control, decreased phlebotomy use, long-term tolerability and no new safety signals

Rusfertide topline results from the 32-week primary endpoint of the Phase 3 VERIFY study expected in Q1 2025

Cash, cash equivalents and marketable securities of $595.4M as of June 30, 2024, anticipated to provide cash runway through end of 2027

NEWARK, Calif., August 6, 2024 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the second quarter ended June 30, 2024, and provided a corporate update.

“During the second quarter of 2024 our team made tremendous strides in the late-stage clinical development of rusfertide and also in leveraging our proprietary discovery platform for early-stage, but highly differentiated, oral peptides-based discovery programs,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “We presented updated long-term data from the REVIVE Phase 2 trial at EHA that reaffirms rusfertide’s durability of positive response in polycythemia vera, and we look forward to the Phase 3 VERIFY 32-week primary endpoint readout in Q1 2025. We are excited at the prospect of introducing multiple new development candidates in a variety of indications over the next 12 months where oral peptides would offer a strong differentiation versus existing options. Additionally, our addition to the S&P SmallCap 600® index highlights the value Protagonist brings to shareholders and provides additional visibility within the investment community.”

Dr. Patel continued, “We are also very pleased with the rapid pace of enrollment in the five different ongoing Phase 3 trials of JNJ-2113 in psoriasis and the Phase 2b study in ulcerative colitis. With the primary endpoint portion of the ICONIC-LEAD in moderate-to-severe plaque psoriasis, ICONIC-TOTAL in psoriasis in special body regions, and ANTHEM in ulcerative colitis studies all expected to be completed this year, we look forward to uncovering the potential and differentiation of JNJ-2113, the first and only targeted oral IL-23 receptor antagonist (IL23Ri) peptide.”

Second Quarter 2024 Recent Developments and Upcoming Milestones

•	Dr. Newman Yeilding joined the Protagonist executive team as Chief Scientific Advisor, effective August 1st. His 20-plus years of work experience, including seven years as the Head of Immunology at Janssen Pharmaceutical Companies of Johnson & Johnson, covered a broad range of research and development (R&D) responsibilities in the inflammation and immunomodulatory (I&I) diseases space including Rheumatology, Gastroenterology, Dermatology and Pediatric Development. Dr. Yeilding’s insights in the field and guidance on the expansion of the Company’s discovery platform and R&D pipeline will be of significant value.

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV)

•	Updated long-term (up to 3-year) follow-up data from the REVIVE Phase 2 study in PV was presented at the EHA 2024 Congress. The presentation showed durability of response as measured by hematocrit (Hct) control (< 45%), decreased phlebotomy use, long-term tolerability, and no new safety signals.

•	The Company expects to announce top-line data for the VERIFY study’s 32-week primary efficacy endpoint in PV in Q1 of 2025.

JNJ-2113: Oral IL-23 Receptor Antagonist for Psoriasis (PsO) and Ulcerative Colitis (UC)

•	On July 30, 2024, data summarizing preclinical findings and its translational correlation with phase 1 clinical data on JNJ-2113 were published in the journal Scientific Reports, a Nature publication and the fifth most-cited journal in the world.

•	The 16-week primary endpoint portion of the Phase 3 ICONIC-LEAD and ICONIC-TOTAL studies in PsO[1], which began in Q4 of 2023, are expected to be completed in Q4 2024.

•	The 12-week primary endpoint portion of the Phase 2b ANTHEM multicenter, randomized, placebo-controlled, dose-ranging study of JNJ-2113 for the treatment of moderately-to-severely active UC2 is expected to be completed in Q4 2024.

•	The 16-week primary endpoint portion of the Phase 3 ICONIC-ADVANCE 1 and ICONIC-ADVANCE 2 superiority studies in PsO[3], evaluating the safety and efficacy of JNJ-2113 compared with both placebo and deucravacitinib is expected to be completed in Q1 2025.

•	The primary endpoint portion of the Phase 3 in pustular and erythrodermic psoriasis[4] evaluating the safety and efficacy of JNJ-2113 in approximately 16 subjects compared with placebo is expected to be completed in Q1 2025.

Discovery Programs

•	Protagonist is pursuing the discovery of novel oral peptides against various clinically validated biological targets in hematology, I&I diseases, and obesity and related indications.

•	The Company announced an oral IL-17 discovery program in January 2024 with a development candidate expected to be announced by end of 2024.

•	Protagonist is also anticipating the nomination of a development candidate in the hematology space and an oral peptide-based development candidate in the obesity program by the middle of 2025.

1 ICONIC-LEAD (NCT06095115) and ICONIC-TOTAL (NCT06095102)

2 ANTHEM (NCT06049017)

3 ICONIC-ADVANCE 1 (NCT06143878) and ICONIC-ADVANCE 2 (NCT06220604)

4 Pustular/Erythrodermic (NCT06295692)

Second Quarter 2024 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of June 30, 2024, were $595.4 million as compared to $341.6 million as of December 31, 2023. The increase reflects the receipt in April 2024 of the upfront payment from the Takeda Worldwide License and Collaboration Agreement for rusfertide (the “Collaboration Agreement”) entered in Q1 2024.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
License and collaboration revenue	$4,167	$-	$259,120	$-
Research and development expense	$33,520	$33,182	$67,254	$60,598
General and administrative expense	$9,440	$9,172	$24,350	$17,777
Net income (loss)	$(30,616)	$(38,460)	$176,724	$(72,185)
Basic earnings (loss) per share	$(0.50)	$(0.68)	$2.89	$(1.34)
Diluted earnings (loss) per share	$(0.50)	$(0.68)	$2.77	$(1.34)

•	License and Collaboration Revenue: The Collaboration Agreement included a nonrefundable upfront payment of $300.0 million of which we recognized $255.0 million during the first quarter of 2024. The remaining $45.0 million was recorded as deferred revenue to be recognized over time as the Company satisfies its performance obligation to complete the ongoing Phase 3 VERIFY trial for rusfertide.

During the second quarter of 2024, we recognized $4.2 million of this deferred revenue balance as revenue based on costs incurred in the quarter compared to the total budget for this performance obligation. License and collaboration revenue of $259.1 million for the six months ended June 30, 2024, is comprised of: (i) $255.0 million of the $300.0 million upfront cash payment for the Takeda Collaboration Agreement recorded in the first quarter of 2024 and (ii) the $4.2 million recorded as revenue during the second quarter of 2024.

•	Research and Development ("R&D") Expenses: The increase of $6.7 million in R&D expenses for the six months ended June 30, 2024 from the prior year period was primarily due to increases in drug discovery and pre-clinical research expenses.

•	General and Administrative ("G&A") Expenses: The increase in G&A expenses for the six months ended June 30, 2024 of $6.6 million from the prior year period was primarily due to $4.6 million in one-time advisory and legal fees related to the Takeda collaboration and an increase of approximately $2.0 million in stock-based compensation and other personnel-related expenses.

•	Net Income (Loss): Net loss was ($30.6) million, or ($0.50) per basic and diluted share, for the three months ended June 30, 3024, as compared to a net loss of ($38.5) million, or ($0.68) per basic and diluted share, for the three months ended June 30, 2023. Net income was $176.7 million, or $2.89 per basic share and $2.77 per diluted share, for the six months ended June 30, 2024, as compared to a net loss of ($72.2) million, or ($1.34) per basic and diluted share, for the six months ended June 30, 2023.

About Protagonist

Protagonist Therapeutics is a biopharmaceutical company with peptide-based new chemical entities (NCEs) rusfertide and JNJ-2113 (formerly PN-235) in advanced Phase 3 stages of clinical development, both derived from the Company's proprietary technology platform. Protagonist and Johnson & Johnson (JNJ) scientists jointly discovered JNJ-2113 as part of Protagonist's Interleukin-23 receptor (IL-23R) antagonist collaboration with JNJ and followed it through IND-enabling pre-clinical and Phase 1 studies, with JNJ assuming responsibility for further clinical development. JNJ-2113 is currently being pursued in five Phase 3 studies in psoriasis, and a Phase 2b study in ulcerative colitis. Rusfertide, a mimetic of the natural hormone hepcidin, is the Company's lead drug candidate currently in a global Phase 3 development program for polycythemia vera (PV). The randomized portion of the Phase 2 REVIVE study has been successfully completed, and results were published in The New England Journal of Medicine in February 2024. The open-label extension (OLE) component of REVIVE has also been completed and is followed by an additional 2-year long-term extension (LTE) THRIVE study. Enrollment has been completed in the global Phase 3 VERIFY study of rusfertide in polycythemia vera. Rusfertide is being co-developed and co-commercialized with Takeda pursuant to a worldwide collaboration and license agreement with Takeda announced in January 2024.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of JNJ-2113 and rusfertide, the timing of JNJ-2113 and rusfertide clinical trials, and timing of developments in our discovery programs. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors
cdavis@lifesciadvisors.com
+1 212 915 2577

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies

virginiaamann@ententeinc.com
+1 833 500 0061

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
License and collaboration revenue	$4,167	$-	$259,120	$-
Operating expenses:
Research and development (1)	33,520	33,182	67,254	60,598
General and administrative (1)	9,440	9,172	24,350	17,777
Total operating expenses	42,960	42,354	91,604	78,375
Income (loss) from operations	(38,793)	(42,354)	167,516	(78,375)
Interest income	7,404	3,913	11,780	6,404
Other income (expense), net	97	(19)	78	(214)
Income (loss) before income tax benefit (expense)	(31,292)	(38,460)	179,374	(72,185)
Income tax benefit (expense)	676	-	(2,650)	-
Net income (loss)	$(30,616)	$(38,460)	$176,724	$(72,185)
Net income (loss) per share, basic	$(0.50)	$(0.68)	$2.89	$(1.34)
Net income (loss) per share, diluted	$(0.50)	$(0.68)	$2.77	$(1.34)
Weighted-average shares used to compute net income (loss) per share, basic	61,305,289	56,775,742	61,080,489	53,691,965
Weighted-average shares used to compute net income (loss) per share, diluted	61,305,289	56,775,742	63,909,633	53,691,965

(1) Amount includes non-cash stock-based compensation expense.

PROTAGONIST THERAPEUTICS, INC.
Stock-based Compensation

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Research and development	$5,097	$4,809	$10,385	$9,391
General and administrative	3,847	3,534	7,911	6,536
Total stock-based compensation expense	$8,944	$8,343	$18,296	$15,927

PROTAGONIST THERAPEUTICS, INC.
Selected Consolidated Balance Sheet Data
(In thousands)

	June 30,	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$595,444	$341,617
Receivable from collaboration partner	43	10,000
Working capital	529,347	334,303
Total assets	614,629	357,951
Accumulated deficit	(438,986)	(615,710)
Total stockholders' equity	541,324	336,677